Exhibit 10.6
July 6, 2016

Eric:

On behalf of American Midstream GP, LLC (“Company”), general partner of American Midstream Partners, LP (“Partnership”), I am pleased to offer you this opportunity to join our team. The purpose of this letter is to summarize the terms of your employment offer.

Your position will be Senior Vice President & Chief Financial Officer of the Company, the Partnership and subsidiaries, and you will report to Lynn Bourdon, President & Chief Executive Officer, effective Monday, July 11, 2016 out of the Houston office. Your annualized base salary will be $285,000.00, payable in bi-weekly installments of $10,961.54. This position is considered an exempt position for purposes of federal wage-hour law. As an exempt employee, will not be eligible for overtime time pay for hours worked in excess of 40 in a given workweek.

You will be eligible to participate in the Company’s Short Term Incentive Plan (STIP). The STIP provides you with the opportunity to receive an annual bonus based on your performance in achieving stated goals and targets and upon other subjective factors that may be taken into consideration by the CEO and the Board of Directors of the Company (“Board”) in their sole discretion. For the Company’s fiscal year ending December 31, 2016 you are eligible for a target bonus amount of 75% of your then-current annual base salary payable in either cash or units in the discretion of the Board. The bonus will be payable at the time bonuses are paid to other employees of the Company and, for 2016, will be pro-rated at six months. The bonus will be conditioned on your active employment at the time of payment. Your STIP opportunities for subsequent fiscal periods will be subject to the administrative guidelines that the Board approves for the STIP.

You will also be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”) in 2017 with a target LTIP award of 150% of your then current annual base salary. The goal of the LTIP is to reward individual performance and contributions to the successful and profitable operations of the Partnership. LTIP grants vest over a four-year period; 25% of which vest on the first anniversary date of grant agreement and the remaining 75% vest in 25% increments on each succeeding anniversary date. Your LTIP opportunities for subsequent years will be subject to the administrative guidelines that the Board approves for the LTIP. Your LTIP grant will be governed by the terms of the LTIP, including vesting being conditioned on your active employment at the scheduled dates of vesting.

In addition, you will receive sign-on equity grants of 40,000 phantom units and 30,000 option units (with a strike price of equal to the AMID NYSE common unit closing price on the last trading day prior to the date of grant) (both issued under the LTIP), to be awarded within the first 30 days of employment, 100% of which will vest or be exercisable, as applicable, subject to the terms of the LTIP, on the third anniversary date of the grant agreements.

Additionally, you will be eligible to participate in the Company’s relocation program to facilitate your relocation to the Houston metro area, including a $50,000 miscellaneous expense allowance as well as temporary living

1400 16th St, Suite 310, Denver, CO 80202 · Office: (720) 457-6060 Fax: (720) 457-6040
www.americanmidstream.com

benefits, house hunting trip, reimbursement for closing costs associated with the sale of your existing home and purchase of a new home, moving of household goods, and other relocation benefits as agreed upon.

If your employment with the Company is terminated other than for Cause (defined below) prior to July 11, 2017, you will be entitled to receive a one-time payment upon such termination of employment, equivalent to twelve months of your base salary plus one times the amount, if any, paid to you under the STIP for calendar year 2016 (“One-Time Payment”). Payment of the One-Time Payment will be subject to execution of the Company’s release agreement, and your compliance with the provisions outlined below regarding protection of confidential information, non-competition and non-solicitation. For purposes of this offer letter, 'Cause' shall mean you have (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of you in connection with your employment by the Company; (B) refused without proper reason to perform the duties and responsibilities required of you in connection with your employment by the Company; (C) willfully engaged in conduct that is materially injurious to the Company or its affiliates (which term includes, without limitation, the Partnership) (monetarily or otherwise); (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to the Company or its affiliates (including the unauthorized disclosure of confidential or proprietary material information of the Company or its affiliates); (E) alcohol or substance abuse that has impaired or could reasonably be expected to impair your ability to perform the duties and responsibilities required of you in connection with your employment by the Company; (F) failure to comply with the Company’s or the Partnership’s policies in any material respect (including those regarding harassment and discrimination) or (G) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty, moral turpitude or any felony.

Payment of the One-Time Payment shall be conditioned on your agreement to preserve and protect the confidentiality of all Confidential Information (defined below) for one year following termination of your employment with the Company, provided that you shall have no obligation to keep confidential information to the extent (a) such Confidential Information has become publicly available other than as a result of your disclosure thereof or (b) disclosure is required by law. As used herein, “Confidential Information” shall mean all confidential or proprietary information of the Company or its affiliates or that of third parties to which you have had access by virtue of your position with the Company, including without limitation financial information and relationships, trade secrets, business information, customer information, business opportunities, work product, pricing terms, evaluations, acquisition prospects, operational information and similar.

Payment of the One-Time Payment shall also be conditioned on your agreement that, for one year following termination of your employment with the Company, you will not directly or indirectly engage or employ or solicit to engage or employ, any person who is an employee of the Company or any of its affiliates, nor will you canvass, solicit, approach or otherwise attempt to entice away from the Company or any of its affiliates any customer of any of such entities.

Further, payment of the One-Time Payment shall also be conditioned on your agreement that that for one year following termination of your employment with the Company, you will not carry on, participate or engage in, directly or indirectly, any business endeavor that competes with business in which the Company or its any of its affiliates are engaged, nor will you, directly or indirectly, own, manage, operate, join, become an employee, consultant, partner, owner or member of (or an independent contractor to), or participate in or loan money to any business, individual, partnership, firm, corporation or other entity, which engages in such a competing business. The above shall be evaluated on a county-by-county basis.

1400 16th St, Suite 310, Denver, CO 80202 · Office: (720) 457-6060 Fax: (720) 457-6040
www.americanmidstream.com

The Company offers competitive Medical, Dental, Vision, Flexible Spending Accounts and 401k retirement plan benefit programs which you will be eligible to participate in effective August 1, 2016. Eligibility for Company paid benefits such as employee and dependent life insurance and short- and long-term disability are subject to applicable waiting periods.

You will accrue paid time off at a rate of .0962 hours per hour worked (up to 80 hours worked within a pay period), or up to 200 hours annually. The annual amount will be prorated based on your hire date. The Company also offers nine company paid holidays and two floating holidays annually for any employees hired before June 1. Employees hired after June 1 will be eligible for one floating holiday in the current calendar year.

This offer of employment is conditional upon successful completion of the Company’s pre-employment screening process, inclusive of a drug test and criminal background check, as well as approval of this offer by the Board.

The information in this letter is not intended to constitute a contract of employment, either express or implied. We are an at-will employer, which means that either the Company or you are free to end this employment relationship at any time, with or without reason or notice. While we reserve the right to change or terminate the various employment policies, compensation and benefit programs, in our sole discretion, the at-will aspect of your employment is not subject to change except in a written agreement that is signed by you and a designated member of the Board.

American Midstream is a small company and you may be asked to assist with other projects for the Company and Partnership in addition to your regular job responsibilities. We foster initiative, self-directed work, ownership and teamwork in order to help one another accomplish our business goals.

We welcome you to our team and hope you'll be a great contributor.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter no later than Thursday, July 7, 2016.

Sincerely,

/s/ Lynn L. Bourdon, III
Name: Lynn L. Bourdon, III
Title: Chairman, President & Chief Executive Officer

I acknowledge the terms outlined above and accept the Company’s offer of employment. I understand that my employment is contingent upon completion of background check, drug test, and favorable MVR report, if required, as well as Board approval. With this acknowledgement, I attest that I am not party to any agreement that in any way prohibits or imposes any restrictions on my employment with American Midstream, and my acceptance of this offer will not breach any agreements to which I am a party.

Name: Eric T. Kalamaras Signature: /s/ Eric T. Kalamaras Date: July 7, 2016

1400 16th St, Suite 310, Denver, CO 80202 · Office: (720) 457-6060 Fax: (720) 457-6040
www.americanmidstream.com